EXHIBIT 10.1

Summary of Non-Employee Director Compensation

On September 18, 2007, the Compensation Committee of the Hawkins, Inc. (the “Company”) Board of Directors approved changes in the non-employee directors’ compensation. The changes provide that the cash portion of the annual retainer increases from $15,000 to $20,000 and each non-employee director will receive an annual restricted grant of 1,000 shares of the Company’s Common Stock (“Common Stock”) on the date of the Company’s annual meeting of shareholders. Previously $6,000 of the $15,000 cash retainer was used to purchase Common Stock through the Company’s Employee Stock Purchase Plan and the Company credited an additional $4,500 to each non-employee director’s account to fund the purchase of additional shares of Common Stock. The new annual Common Stock grants will vest on the first anniversary of their issuance, subject to acceleration in the event of a director’s death or disability. The changes were made effective for the current fiscal year.

The additional annual retainer paid to the Board chair remains at $10,000 and each non-employee director will continue to receive a meeting fee of $1,000 for each Board and committee meeting attended. The additional annual retainer paid to the chairs of the Audit Committee and the Compensation Committee increases from $2,500 to $5,000 and the chair of the Governance and Nominating Committee Chair will now receive an additional annual retainer of $2,500.

These changes are intended to keep the directors’ compensation competitive.

The following table shows compensation payable to non-employee directors before and after this increase:

	Before Increase	After Increase

Portion of the Annual Retainer Payable in Cash	$9,000	$20,000
Portion of the Annual Retainer Payable as Annual Common Stock Grant or Otherwise Payable Only in Common Stock	$10,500	1,000 shares

Meeting Fee	$1,000	$1,000

Additional Annual Retainer for Board Chair	$10,000	$10,000
Additional Annual Retainer for Audit Committee & Compensation Committee Chairs	$2,500	$5,000
Additional Annual Retainer for Governance & Nominating Committee Chair	$0	$2,500